Exhibit (a)(6)

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                              FOR IMMEDIATE RELEASE

MacKenzie Patterson Fuller, LP announces an amendment to the tender offer for Reeves Telecom Limited Partnership

Moraga, Calif. (Market Wire)--June 15, 2006-- MPF-NY 2006, LLC; MPF Flagship Fund 10, LLC; MPF DeWaay Premier Fund 3, LLC (the "Purchasers") have amended their tender offer for units of limited partnership interests (the "Units") in Reeves Telecom Limited Partnership (the "Partnership"),by removing SCM Special Fund, LLC as a Purchaser.

Unitholders should read the Offer to Purchase and the related materials carefully because they contain important information. Unitholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase, the Supplemental Letter to Unitholders, the Letter of Transmittal, and other documents that the company has filed with the U.S. Securities and Exchange Commission at the commission's website at www.sec.gov. Unitholders also may obtain a copy of these documents, without charge, from our website at www.mpfi.com (click on MPF Tenders), or by calling toll free at 800-854-8357.

Contact: Christine Simpson, 800-854-8357 x. 224
MacKenzie Patterson Fuller, LP
1640 School Street, Suite 100
Moraga, California 94556